Exhibit 77(O)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Lehman Brothers Aggregate Bond Index Portfolio	OnCor Electronic LLC 5.95% 9/1/2013	9/3/2008	Credit Suisse Securities (USA) LLC	Barclays Capital Inc.